Exhibit 99.1

FOR IMMEDIATE RELEASE

ZOLTEK REPORTS SECOND QUARTER SALES GROWTH

ST. LOUIS, MISSOURI —  May 5, 2011  — Zoltek Companies, Inc. (Nasdaq: ZOLT) today reported financial results for the second quarter of its 2011 fiscal year.
Zoltek’s net sales for the quarter ended March 31, 2011, totaled $37.1 million, compared to $26.0 million in the second quarter of fiscal 2010, an increase of 42.5%. On a sequential quarter basis, net sales for the latest quarter increased $4.2 million, or 12.9%, from the first quarter of fiscal year 2011.
In the second quarter of fiscal year 2011, Zoltek reported a net loss of $5.1 million, compared to a $5.0 million loss in the second quarter of fiscal year 2010. Zoltek also reported an operating loss of $3.3 million in the second quarter of fiscal year 2011, compared to an operating loss of $5.0 million in the second quarter of fiscal year 2010.
For the first six months of fiscal year 2011, Zoltek’s net sales were $70.0 million, a gain of 27.4% over net sales reported for the first six months of the previous fiscal year.  Zoltek reported a net loss of $6.7 million for the first half of the current year, which compares to a net loss of $5.5 million in the corresponding period of fiscal 2010. Net cash provided by Zoltek’s operating activities was $4.3 million in the first half of fiscal 2011.
“The strong growth in sales in the second quarter and for the first half of fiscal year 2011 reflected Zoltek’s position, under improved market conditions, as the global leader in supplying low-cost, high-performance carbon fibers used in building the world’s biggest and most advanced wind turbines, as well as significant increases in sales for other applications,” said Zsolt Rumy, Zoltek’s Chairman and Chief Executive Officer.  “We achieved this growth despite a decrease in sales to Vestas, our largest wind turbine customer.  That decrease was more than offset by shipments of commercial carbon fibers for wind energy applications to customers in Europe and Asia, and sales for non-wind applications.   Looking ahead to the rest of the year and beyond, we believe we are well-positioned to gain business from leading global wind turbine manufacturers and the producers of advanced turbine blades. We also believe that overall market conditions for commercial carbon fibers will continue to be favorable during the balance of our 2011 fiscal year.”
Rumy added that “During the second quarter we announced a realignment of our sales organization to focus on wind applications, composite intermediates and technical fibers, in addition to our existing group working on automotive applications. This has facilitated the pursuit of our strategy to drive growth in large volume applications by making available more economical downstream processing capabilities for production of finished parts than have been generally available in the fragmented composites marketplace. For example, we are beginning to see some early success from the collaboration between our wind turbine blade expertise and our composite intermediate expertise in introducing our prepreg product to wind energy customers in China.”

Zoltek Reports Second Quarter Sales Growth

May 5, 2011

“Our short-term operating results reflect our strategic investments in building our business. While we are essentially debt-free and our operations have generated cash over the past several quarters, our reported operating losses and net losses for book purposes have been due in large measure to the fact that we are intentionally carrying excess capacity so we can assure customers of predictable low-cost supply in order to capitalize on identified growth opportunities. Given the nature of our business, we cannot predict when our active development efforts with potential large-volume new customers and new applications will materialize. However, our year-to-date growth gives us confidence that our strategy is valid. Nonetheless, we understand the need to operate profitably over the long term and believe we will benefit from significant operating leverage as the scale of our business increases,” Rumy said.  “Until market conditions change, we expect that historically high acrylonitrile costs and the weak U.S. dollar will continue to adversely affect our reported results.”
Zoltek will host a conference call to review second quarter results and answer questions on Friday,
May 6, 2011, at 10:00 am CT.  The conference dial-in number is (888) 668-1645.  The confirmation code is 8028893.  Individuals who wish to participate should dial in 5 to 10 minutes prior to the scheduled start time. This conference call will also be webcast on Zoltek’s website ― www.zoltek.com ― under “Investor Relations – Events & Presentations.”  The webcast replay will be available on the website several hours after the call.

For further information contact:
Zsolt Rumy, Chairman and CEO
3101 McKelvey Road
St. Louis, MO 63044
(314) 291-5110

This press release contains certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “believe,” “goal,” “plan,”  “intend,” “estimate,” and similar expressions and variations thereof are intended to specifically identify forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of us, our directors and officers with respect to, among other things: (1) our financial prospects; (2) our growth strategy and operating strategy, including our focus on facilitating acceleration of the introduction and development of mass market applications for carbon fibers; and (3) our current and expected future revenue.

This press release also contains statements that are based on the current expectations of our company. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The factors that might cause such differences include, among others, our ability to: (1) successfully adapt to recessionary conditions in the global economy and substantial volatility in order rates from our wind energy customers; (2) penetrate existing, identified and emerging markets, including entering into new supply agreements with large volume customers; (3) continue to improve efficiency at our manufacturing facilities on a timely and cost-effective basis to meet current order levels of carbon fibers; (4) successfully add new planned capacity for the production of carbon fiber and precursor raw materials and meet our obligations under long-term supply agreements; (5) operate profitably; (6) increase or maintain our borrowing at acceptable costs; (7) manage changes in customers’ forecasted requirements for our products; (8) continue investing in application and market development for a range of applications; (9) manufacture low-cost carbon fibers and profitably market them despite fluctuations in raw material and energy costs; (10) successfully operate our Mexican facility to produce acrylic fiber precursor and carbon fibers; (11) successfully continue operations at our Hungarian facility if natural gas supply disruptions occur; (12) successfully prosecute patent litigation; (13) successfully facilitate adoption of our carbon fibers by the auto industry for use in high-volume applications; (14) establish prepreg capacity; and (15) manage the risks identified under "Risk Factors" in our filings with the SEC.  Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements.

ZOLTEK COMPANIES, INC.
SUMMARY FINANCIAL RESULTS
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Net sales	$37,099	$26,029
Cost of sales, excluding available unused capacity costs	30,357	20,294
Available unused capacity costs	4,295	4,283
Gross profit	2,447	1,452
Application and development costs	2,162	1,965
Selling, general and administrative expenses	3,577	4,531
Operating loss	(3,292)	(5,044)
Interest expense, net, including amortization of financing fees and debt discount	(3)	(217)
Loss on foreign currency transactions	(1,497)	(382)
Other expense, net	(54)	(217)
(Loss) gain on liabilities carried at fair value	(277)	274
Loss from operations before income taxes	(5,123)	(5,586)
Income tax benefit	(16)	(600)
Net loss	$(5,107)	$(4,986)

Basic and diluted loss per share	$(0.15)	$(0.14)

Weighted average common shares outstanding - basic and diluted	34,382,414	34,417,071

ZOLTEK COMPANIES, INC.
SUMMARY FINANCIAL RESULTS
(Amounts in thousands, except share and per share data)
(Unaudited)

	Six Months Ended
	March 31,
	2011	2010
Net sales	$69,961	$54,896
Cost of sales, excluding available unused capacity costs	56,854	42,443
Available unused capacity costs	6,590	7,054
Gross profit	6,517	5,399
Application and development costs	4,132	3,949
Selling, general and administrative expenses	6,875	9,245
Operating loss	(4,490)	(7,795)
Interest expense, net, including amortization of financing fees and debt discount	(42)	(539)
Loss on foreign currency transactions	(1,071)	(36)
Other expense, net	(265)	(629)
(Loss) gain on liabilities carried at fair value	(533)	1,132
Loss from operations before income taxes	(6,401)	(7,867)
Income tax expense (benefit)	268	(2,398)
Net loss	$(6,669)	$(5,469)

Basic and diluted loss per share	$(0.19)	$(0.16)

Weighted average common shares outstanding - basic and diluted	34,385,967	34,420,796

ZOLTEK COMPANIES, INC.
CONSOLIDATED BALANCE SHEET
(Amounts in thousands, except share and per share data)
(Unaudited)
	March 31,	September 30,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$20,657	$21,534
Accounts receivable, less allowance for doubtful accounts of $86 and
$178, respectively	25,359	22,816
Inventories, net	39,009	38,002
VAT receivable	4,104	5,703
Other current assets	5,298	2,251
Total current assets	94,427	90,306
Property and equipment, net	232,742	231,661
Other assets	94	173
Total assets	$327,263	$322,140

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt	$-	$981
Trade accounts payable	9,566	8,865
Accrued expenses and other liabilities	9,304	7,583
Construction payables	396	905
Total current liabilities	19,266	18,334
Hungarian grant, long-term	8,925	9,020
Deferred tax liabilities	631	792
Liabilities carried at fair value	1,944	1,296
Total liabilities	30,766	29,442
Commitments and contingencies
Shareholders' equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.01 par value, 50,000,000 shares authorized,
34,378,192 and 34,389,442 shares issued and outstanding at
March 31, 2011 and September 30, 2010, respectively	344	344
Additional paid-in capital	480,749	480,302
Accumulated other comprehensive loss	(23,360)	(33,381)
Accumulated deficit	(161,236)	(154,567)
Total shareholders' equity	296,497	292,698
Total liabilities and shareholders' equity	$327,263	$322,140

ZOLTEK COMPANIES, INC.
OPERATING SEGMENTS SUMMARY
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31, 2011
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
Net sales	$30,122	$6,493	$484	$37,099
Cost of sales, excluding available unused
capacity costs	24,699	5,401	257	30,357
Available unused capacity costs	3,740	555	-	4,295
Gross profit	1,683	537	227	2,447
Operating income (loss)	(503)	383	(3,172)	(3,292)
Depreciation	3,622	345	337	4,304
Capital expenditures	1,242	300	190	1,732

	Three Months Ended March 31, 2010
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
Net sales	$19,654	$5,973	$402	$26,029
Cost of sales, excluding available unused
capacity costs	15,494	4,486	314	20,294
Available unused capacity costs	3,733	550	-	4,283
Gross profit	427	937	88	1,452
Operating income (loss)	(1,623)	731	(4,152)	(5,044)
Depreciation	3,274	434	393	4,101
Capital expenditures	970	288	197	1,455

	Six Months Ended March 31, 2011
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
Net sales	$55,189	$13,794	$978	$69,961
Cost of sales, excluding available unused
capacity costs	45,275	11,084	495	56,854
Available unused capacity costs	5,732	858	-	6,590
Gross profit	4,182	1,852	483	6,517
Operating income (loss)	20	1,533	(6,043)	(4,490)
Depreciation	7,130	692	673	8,495
Capital expenditures	1,989	449	448	2,886

	Six Months Ended March 31, 2010
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
Net sales	$43,596	$10,403	$897	$54,896
Cost of sales, excluding available unused
capacity costs	33,379	8,282	782	42,443
Available unused capacity costs	6,160	894	-	7,054
Gross profit	4,057	1,227	115	5,399
Operating income (loss)	(335)	792	(8,252)	(7,795)
Depreciation	6,713	892	812	8,417
Capital expenditures	1,209	512	384	2,105

	Total Assets
	Carbon	Technical	Corporate/
	Fibers	Fibers	Other	Total
March 31, 2011	$265,794	$30,949	$30,520	$327,263
September 30, 2010	263,600	22,655	35,885	322,140